Exhibit 10.28

November 30, 2012

David James Stevens

[Address]

Dear David,

This Agreement and General Release (the “Agreement and Release”) sets forth the terms of your mutual separation from employment with ITG Inc. (“ITG” or the “Company”) effective January 31, 2012 (the “Separation Date”).  You need to remain employed by ITG in good standing through the Separation Date for the Agreement and Release to be in effect.  If you resign voluntarily, or are terminated for Cause (as defined in the Offer Letter dated as of September 14, 2011 between you and the Company) prior to the Separation Date, all terms of this Agreement and Release will be null and void.

Regardless of whether you sign this Agreement and Release or not, you will receive: (i) a final paycheck which will include a payment for all unpaid base salary you have earned through the Separation Date, less any applicable deductions and withholdings.  Although your medical coverage will end on the last day of the month in which your employment terminates, you will be eligible to continue that coverage at your expense pursuant to the provisions of the law known as COBRA.  We will send you a separate notice detailing your rights under COBRA. All other benefits, including life insurance, short and long-term disability, will cease upon the Separation Date.

1.                                      Additional Payments/Benefits for Signing This Agreement and Release. In exchange for entering into this Agreement and Release, ITG will provide you with the additional payments and benefits described below following the Effective Date (as defined below) of this Agreement and Release.  The payments and benefits in Sections 1(a) and (b) below shall become available in accordance with the terms set forth in those Sections, provided that you have complied with all of your obligations and the terms of this Agreement and Release.

(a)                                 Payment.  You will receive a payment in the aggregate amount of GBP 631,911.53 less any applicable deductions and withholdings which will be paid in six monthly installments (“Payments”).  These Payments shall commence as soon as administratively possible (generally within ninety (90) calendar days following the Separation Date).  In addition, ITG will pay you GBP 2,527.65 representing the enrollment cost of a private medical plan in the United Kingdom for 2013.

(b)                             Continued Vesting and Payment of Certain Equity Awards.  Subject to your compliance with the covenants in Section 4 below, you will continue to vest in (i) all Basic Units (“Basic Units”), as defined in the Variable Compensation Stock Unit Award Program Subplan

(formerly the Equity Deferral Award Program Subplan) (the “Equity Subplan”) and Matching Units, as defined in the Equity Subplan, awarded to you pursuant to the grant notices related to time-based awards only dated February 23, 2010, February 25, 2011 and February 23, 2012 under the Equity Subplan as if you continued in employment with the Company through each applicable vesting date set forth in such grant notices and (ii) a portion of the Basic Units (10,603 units) awarded to you pursuant to the grant notice related to the performance-based awards granted to you on February 23, 2012 under the Equity Subplan (x) as if you continued in employment with the Company through February 23, 2014, the first vesting date set forth in such grant notice, and (y) pursuant to the terms and conditions of such grant notice. For the avoidance of doubt, the remaining 21,204 Basic Units and the 3,181 Matching Units granted to you pursuant to the grant notice related to the performance-based awards granted to you on February 23, 2012 under the Equity Subplan shall be forfeited on the Separation Date.

The Basic Units and Matching Units (as applicable) referenced in this Section 1(b) will be settled on the schedule set forth in Section 7(a)(i) and (ii) of the Equity Subplan; provided that if (i) a change in control occurs prior to the applicable settlement date and the change in control transaction constitutes a “change in control event” within the meaning of such term under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) you incur a Disability (as defined in the Equity Subplan) or die prior to the applicable settlement date, in either case, any remaining Basic Units and Matching Units referenced in this Section 1(b) that have not yet vested and been settled shall be settled within 30 days following the date of the change in control, or within 60 days of your Disability or death, as applicable.  If a change in control occurs and the change in control transaction is not a “change in control event” within the meaning of such term under section 409A of the Code, any remaining Basic Units and Matching Units referenced in this Section 1(b) that have not yet been settled will not be settled upon the change in control but will continue to be settled according to the schedule set forth in Section 7(a)(i) and (ii) of the Equity Subplan.  In no event will you, directly or indirectly, designate the calendar year of settlement.

(c)                                  Continued Tax Consultation Services.  The Company will continue to provide you with tax preparation services by a Company-designated tax services provider for (1) any U.S. tax return that you are required to file as a result of any income, or other distribution, you have received, or will receive, from the Company as of the date hereof through 2015 and (2) any home country tax filing required as a result of any such U.S. tax return described in the immediately preceding subsection (1), in each case in a manner consistent with the services provided to you pursuant to your Offer Letter dated as of September 14, 2011 between you and the Company. These consultation services do not cover personal financial tax planning.

2.                                      What You Are Agreeing to Release.

(a)  Except as set forth in Section 3 below, which identifies claims expressly excluded from this release, in consideration for the additional payment and benefits set forth in Section 1, you hereby release ITG and Releasees (as defined below) from any and all claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys’ fees, costs, damages, each to the extent legally capable of being waived, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local (or other equivalent) statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement and Release, arising out of or relating in any way to your employment relationship with the Company or other associations with the Company or any of its affiliates or any termination thereof.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right based upon or arising under any federal, state or local (or other equivalent) fair employment practices or equal opportunity laws, including, but not limited to the following federal laws and, as applicable, the laws of the country, state and/or city in which you are or have been employed: the Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”), Older Workers’ Benefits Protection Act, Rehabilitation Act of 1973, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Family and Medical Leave Act of 1993 (29 U.S.C. Section 2601, et seq.) (“FMLA”), the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, and, as may be applicable, the New York State Human Rights Law, New York State Constitution, New York Labor Law, New York Civil Rights Law, New York City Human Rights Law, New York Executive Law, Illinois Human Rights Act, Illinois Equal Pay Laws, Illinois Whistleblower Protection Act, Illinois Wage Payment and Collection Law, Massachusetts Fair Employment Practices Act, Massachusetts Equal Rights Act, Massachusetts Civil Rights Act, Massachusetts Privacy Statute, Massachusetts Payment of Wages Laws, Massachusetts Equal Rights Act, and any similar law of any other state or governmental entity.

(b)  You agree that your employment and contractual relationship, if any, with ITG and Releasees is severed as of the Separation Date and that neither ITG nor Releasees have any obligation to reemploy you.

(c)  You hereby acknowledge and agree that, upon receiving the payments set forth above, you will have received all amounts due from the Company through the Separation Date including, but not limited to, the following: (i) all wages, overtime, on-call pay, lead premiums, shift differentials, bonuses, incentive compensation, commissions, equity grants, benefits, sick pay, vacation pay, or other compensation or payments or form of remuneration of any kind or nature, and (ii) reimbursement for all reasonable and necessary business, travel and entertainment expenses incurred on behalf of the Company.

(d)  For purposes of this Agreement and Release, the term “ITG and Releasees” includes ITG and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, and other related companies, and their respective current and former officers, directors, shareholders, owners, representatives, agents and employees, in their official and individual capacities, jointly and individually.

3.                                      What You Are Not Releasing.  The only claims that you are not waiving and releasing under this Agreement and Release are claims you may have for: (1) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (2) continuation of existing participation in ITG-sponsored group health benefit plans, at your full expense, under the federal law known as “COBRA” and/or under an applicable state law counterpart(s); (3) any benefits entitlements that are vested as of your Separation Date pursuant to the terms of an ITG-sponsored benefit plan; (4) any claim not waivable by law; (5) any claim or right that may arise after the date you execute this Agreement and Release; and (6) any claim or right you may have under this Agreement and Release.

4.                                      Protecting ITG’s Rights.

(a)                                 Return of Company Property.  By signing below, you represent and warrant that you have returned and/or agree to immediately return to the Company any and all original and duplicate copies of all files, calendars, books, records, notes, manuals, computer disks, diskettes and any other magnetic and other media materials and any and all Company property and equipment, including, but not limited to, computers and modems you have in your possession or under your control belonging to ITG or Releasees and containing confidential or proprietary information concerning ITG or Releasees or their customers or operations.  You also represent and warrant that you have returned, or immediately shall return, your Company keys, credit cards, etc., to the Company.  By signing this Agreement and Release, you confirm that you have not retained in your possession or under your control any of the documents or materials described in this section.

(b)                                 Confidentiality.  You further agree that during the course of your employment with ITG, you have had access to trade secrets, patents, copyrighted materials, proprietary computer software and programs, and other confidential and proprietary information and materials of or about ITG and Releasees and their operations and customers (the “Confidential and Proprietary Information and Materials”).  Such Confidential and Proprietary Information and Materials shall include, without limitation, (i) marketing and business plans, data and strategies, (ii) existing and new or envisioned financial, investment and trading plans, strategies, products and data, (iii) financial, investment and trading data, strategies, programs and methods, (iv) lists of actual or prospective customers and customer contracts, (v) Company books and records, and (vi) information and materials developed from the foregoing information and materials, the disclosure of which to competitors of the Company or others would cause the Company to suffer substantial and irreparable damage.  Unless you shall first secure the Company’s written consent, you shall not directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise solicit or procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any Confidential and Proprietary Information and Materials, including any Confidential and Proprietary Information and Materials of which you became aware or informed during your employment with the Company, whether such information is in your memory or embodied in writing or other form.  Such Confidential and Proprietary Information and Materials are and shall continue to be the exclusive proprietary property of ITG and Releasees.

(c)                                  Non-Disparagement.  Except as expressly provided for in Section 5, you will not make any Disparaging (as defined herein) remarks, comments or statements, whether written or oral, to any third party about ITG or Releasees.  “Disparaging” remarks, comments or statements are those that, directly or indirectly, impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.  In response to inquiries from third parties, you shall state only that you separated from the Company on mutually acceptable terms.  The Company will not, at any time hereafter, issue or authorize any Disparaging remarks, comments or statements, whether written or oral, to any third party about you.  The provisions of this Paragraph 4(c) will not impair either party’s right to provide truthful testimony or other information as required by law or regulatory requirement.

(d)                                 Non-Solicitation.  You will not, for the period of time from the Effective Date to the date on which all of the Basic Units and Matching Units granted to you pursuant to the Equity Subplan are settled in accordance with Section 1(b) above (the “Non-Solicitation Period”), directly or indirectly:

(i)  solicit, recruit, hire, or participate in the solicitation, recruitment, or hiring of any employee, contractor or consultant of ITG or any of its affiliates employed or retained by ITG or any of its affiliates at any time during the twelve (12) month period prior to the Effective Date and/or at any time during the Non-Solicitation Period; or

(ii)  through the use of ITG trade secrets and confidential information, solicit, recruit, canvas the trade or patronage of, or sell to: (a) any former or existing client of ITG for which you directly or indirectly provided services to, or had significant responsibility for, at any time during the two (2) years prior to the Effective Date, or any client about whom you obtained confidential or proprietary information through your employment with ITG; (b) any person or entity that becomes a client of ITG during the nine (9) months following the Effective Date, and for which you materially contributed to a proposal to provide services at any time during the two (2) years prior to the Effective Date; and/or (c) any prospective client with whom you had any substantive contact during your employment with ITG concerning the provision to such person or entity of ITG’s products or services, or any person or entity the identity of whom you learned by virtue of your prior employment with ITG.

For the avoidance of doubt, the parties agree and acknowledge that the restrictions set forth in Section 4(d)(ii) above, and the corresponding provisions in Section 3(ii) of ITG’s Notice and Non-

Solicitation Policy, shall only apply to the solicitation or recruitment of the clients of ITG and its affiliates through the use of ITG trade secrets and confidential information.

(e)                                  Garden Leave and Non-Competition. You agree that for a period of three (3) months following the Separation Date, you will be on garden leave and will not in any manner, directly or indirectly, engage or participate in, any business, entity or endeavor other than civic or charitable activities.  For the period beginning on the first day of the fourth (4) month following your Separation Date through the twelve (12) month anniversary of the Separation Date, you will not in any manner, directly or indirectly, engage, participate or be interested in any business, entity or endeavor with Bloomberg, BNY Convergex, Liquidnet or Instinet.  You will be deemed to be directly or indirectly engaged or participating in, a business, entity or endeavor with Bloomberg, BNY Convergex, Liquidnet or Instinet if you are a principal, agent, stockholder (or other proprietary or financial interest holder), director, officer, employee, salesperson, sales representative, broker, partner, individual proprietor, lender, consultant or otherwise.

(f)                                   Confidentiality of this Agreement.  You will maintain the confidentiality of and not disclose the terms and conditions of this Agreement and Release to any third parties, other than your attorneys and/or accountants, and you will instruct each of the foregoing not to disclose the same.  Any person to whom this Agreement and Release is disclosed will be advised of and agree to abide by the terms of your confidentiality obligations hereunder.

(g)                                 Non-Publication.  You also agree that, unless you have prior written authorization from the Company, you will not disclose or allow disclosure of any information about the Company or any of its affiliates or their respective present or former clients, executives or other employees, or legal matters involving the Company or any of its affiliates and resolution thereof, or any aspects of your employment with or termination from employment with the Company, to any reporter, author, producer or similar person or entity, or take any other action likely to result in such information being made available to the general public in any form, including, without limitation, books, articles or writings of any other kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/Internet format or any other medium.  You further agree that you will not use or take any action likely to result in the use of any of the Company’s or any of its affiliates’ names or any abbreviation thereof in connection with any publication to the general public in any medium.

(h)                                 Remedies.  You acknowledge and agree that the restrictions and agreements contained in Sections 4(a) through 4(g) in view of the nature of the business in which ITG and Releasees are engaged, are reasonable, necessary and in the Company’s best interests in order to protect the legitimate interests of ITG and Releasees, and that any violation thereof shall be deemed to be a material breach of this agreement and that the Company shall be entitled to pursue any and all remedies available to it in a court of competent jurisdiction including, but not limited to application for temporary, preliminary, and permanent injunctive relief as well as damages, an equitable accounting of all earnings, profits and other benefits arising from such violation.  In the event the Company brings an action to redress a violation of Sections 4(a) through 4(g), the prevailing party in any claims in such action shall be entitled to recover all of its reasonable attorneys’ fees and costs incurred in connection therewith.

5.                                      Permitted Conduct.  Nothing in this Agreement and Release shall prohibit or restrict you, ITG and Releasees, or either party’s respective attorneys, from their or your right to: (i) make any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement and Release, or as required by law, regulation or legal process; or (ii) participate, cooperate, or testify in any action, investigation, or proceeding with, or provide information to the Company’s Legal Department, or any self-regulatory organization, governmental agency or legislative body, including the Equal Employment Opportunity Commission (“EEOC”), provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the disclosing party gives prompt written notice to the other party so as to permit such other party to protect such party’s interests in confidentiality to the fullest extent possible.  You acknowledge and agree, however, that, except as prohibited by law, should you or any person, organization, or entity file, charge, claim, sue, or cause or permit to be filed any action, investigation, or proceeding arising out of or related to your employment or termination of employment with the Company, pursuant to Section 2(a), you waive any right to any personal or monetary relief in any such action, investigation, or legal proceeding. To the extent you receive any personal or monetary relief the Company will be entitled to an offset for the payments made under Section 1 of this Agreement and Release to the extent determined by the Court.

6.                                      Timeline for Considering, Signing and Returning this Agreement and Release.  Pursuant to the Older Workers Benefit Protection Act, you shall have at least twenty-one (21) calendar days after the date you received this Agreement and Release within which to review and consider it, to discuss it with an attorney of your choosing, and to decide whether or not to sign it.  If you elect to sign this Agreement and Release, the executed Agreement and Release must be returned to ITG Inc., Peter Goldstein, Human Resources at 380 Madison Avenue, New York, NY 10017 on or before the end of the day on December 21, 2012. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.

Once you have signed this Agreement and Release, you will then be permitted to revoke this Agreement and Release at any time during the period of seven (7) days following its execution by delivering to ITG Inc., at the address indicated above, a written notice of revocation.  If you wish to revoke this Agreement and Release, the notice of revocation must be received by ITG no later than the eighth day following your execution of this Agreement and Release.  If the seventh day referenced above falls on a Saturday, Sunday, or holiday, the 7-day time limit shall be extended to the next business day.  This Agreement and Release will not be effective or enforceable, and no benefits shall be provided hereunder, unless and until ITG has received your signed Agreement and Release by the end of the day on December 21, 2012 as described above and the seven day revocation period has expired without your having exercised your right of revocation (the “Effective Date”).

You are hereby advised to consult with an attorney prior to signing the Agreement and Release.

Your Payments shall commence as soon as administratively possible (generally within ninety (90) calendar days following the Separation Date), provided that you have complied with all of your obligations and the terms of this Agreement and Release.

ITG reserves the right after receiving your signed Agreement and Release to reject it in the event it is untimely, if it is modified by you, or in the event that you engage in misconduct prior to your Separation Date, or prior to the Effective Date to the extent such date is after the Separation Date.  In the event the Agreement and Release is rejected or not accepted by ITG, it will be void and unenforceable.

7.                                      Miscellaneous.

(a)                                 This Agreement and Release shall inure to the benefit of and shall be binding upon (i) ITG and Releasees, its successors and assigns, and any company with which ITG may merge or consolidate or to which ITG may sell substantially all of its assets and (ii) you and your executors, administrators, heirs and legal representatives.

(b)                                 Nothing about the fact or content of this Agreement and Release shall be considered to be or treated by you as an admission of any wrongdoing, liability, or violation of law by ITG or Releasees.

(c)                                  This Agreement and Release shall be subject to and governed by and interpreted in accordance with the laws of the State in which you are employed as of your Separation Date, without regard to conflicts of law principles.

(d)                                 You are solely responsible for all taxes that may result from your receipt of the amounts payable to you under this Agreement and Release, and neither ITG nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local (or any of their foreign equivalents) tax consequences of your receipt of any benefit or payment hereunder, including but not limited to, under Section 409A of the Code.

8.                                      Specific Enforcement.  The parties agree that this Agreement and Release may be specifically enforced in court and may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement and Release.

9.                                      Judicial Interpretation/Modification; Severability.  In the event that any one or more provisions (or portion thereof) of this Agreement and Release is held to be invalid, unlawful or unenforceable for any reason, the invalid unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide ITG and Releasees with the maximum protection that is valid, lawful and enforceable, consistent with the intent of the Company and employee in entering into this Agreement and Release.  If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement and Release (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement and Release.

10.                               Complete Agreement.  Except for any promissory note(s) or other debt obligation(s) you may owe to the Company as of the later of the Effective Date or Separation Date, the terms of any other confidentiality obligation to ITG or Releasees, and the ITG Notice and Non-Solicitation Policy in effect as of the date hereof, this Agreement and Release cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in law) between you and the Company or any of its affiliates regarding all of the subjects covered by this Agreement and Release, including but not limited to the (a) Offer Letter dated as of September 14, 2011 between you and the Company and (b) Change in Control Agreement dated September 14, 2011.  Except as set forth in the immediately preceding sentence, this Agreement and Release is the full, complete and exclusive agreement between you and the Company regarding the subjects covered by this Agreement and Release, and neither you nor the Company is relying on any representation or promise, whether oral or in writing, that is not expressly stated in this Agreement and Release.

11.                               Changes to Agreement.  This Agreement and Release cannot be changed except by another written agreement that is dated and is signed by you and by the Company.

12.                               Acknowledgment.  By signing this Agreement and Release, you certify that you have read the terms of this Agreement and Release, and that this Agreement and Release conforms to your understanding and is acceptable to you as a final agreement.

(a)                                 You acknowledge and agree that, pursuant to Section 2(a) above, by signing this Agreement and Release, you waive and release any and all claims you may have or have had against ITG and Releasees.

(b)                                 ITG hereby advises you to consult with counsel of your choice prior to executing this Agreement and Release.

(c)                                  You also acknowledge that you have been given a reasonable and sufficient period of time of not less than twenty-one (21) days in which to consider and return this Agreement and Release, and that, once you have signed the Agreement and Release, you will then be permitted to revoke this Agreement and Release at any time during the period of seven (7) days following its execution by delivering to ITG a written notice of revocation, as described in Section 6, above.

(d)                                 In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that you are receiving pursuant to this Agreement and Release exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein.

(e)                                  If the foregoing conforms to your understanding and is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Agreement and Release and returning it to the Company as per the instructions in Section 6 above.  In the event you fail to execute and return this Agreement and Release on a timely basis, or you execute and then elect to revoke this Agreement and Release, this Agreement and Release will be of no further force and effect, and neither you nor the Company will have any further rights or obligations hereunder.

Sincerely,

ITG Inc.

By:	/s/ Peter A. Goldstein
Peter A. Goldstein
Managing Director, Human Resources

You acknowledge that you are signing this Agreement and Release knowingly and voluntarily and that the Company has provided you with a reasonable opportunity to review and consider this Agreement and Release.

Dated: December 17, 2012	/s/ David James Stevens
David James Stevens